SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

InterDigital, Inc.
(Name of Subject Company (Issuer))
InterDigital, Inc.
(Names of filing Persons (Offeror and Issuer))
Common Stock, Par Value $0.01 per share
(Title of Class of Securities)
45867G101
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Joshua D. Schmidt, EVP, Chief Legal Officer and Corporate Secretary
InterDigital, Inc.
200 Bellevue Parkway, Suite 300
Wilmington, DE 19809-3727
(302) 281-3600
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:
David S. Huntington, Esq.
David A.P. Marshall, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000
Marisa D. Stavenas
John G. O’Connell
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
(212) 455-2000
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
☐
Check the appropriate boxes below to designate any transactions to which the statement relates:

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Third-party tender offer subject to Rule 14d-1.

☒
Issuer tender offer subject to Rule 13e-4.

☐
Going-private transaction subject to Rule 13e-3.

☐
Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐
Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐
Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

SCHEDULE TO
This Tender Offer Statement on Schedule TO (the “Schedule TO”) relates to the tender offer by InterDigital, Inc., a Pennsylvania corporation (the “Company” or “InterDigital”), to purchase for cash up to $200,000,000 of its common stock, $0.01 par value per share (the “shares”), at a price per share of not less than $60.00 and not more than $69.00 in cash, without interest and subject to any applicable withholding taxes. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 23, 2023 (as amended or supplemented from time to time, the “Offer to Purchase”), a copy of which is filed herewith as Exhibit (a)(1)(i), and in the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”), a copy of which is filed herewith as Exhibit (a)(1)(ii), which together constitute the “tender offer”. Additional documents relating to the tender offer are filed as Exhibits (a)(1)(iii), (a)(1)(iv), (a)(1)(v) and (a)(1)(vi). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below.
Item 1.
Summary Term Sheet.

Reference is made to the information set forth under “Summary Term Sheet” in the Offer to Purchase, which is incorporated herein by reference.
Item 2.
Subject Company Information.

(a)   The name of the issuer is InterDigital, Inc. The address and telephone number of the Company is set forth under Item 3.
(b)   Reference is made to the information set forth under “Introduction” in the Offer to Purchase, which is incorporated herein by reference.
(c)   Reference is made to the information set forth in the Offer to Purchase under Section 8 (“Price Range of Shares; Dividends”), which is incorporated herein by reference.
Item 3.
Identity and Background of Filing Person.

The Company is the filing person. The address of its principal executive office is 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727, and its telephone number is (302) 281-3600. Its internet address is www.interdigital.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Schedule TO and should not be considered part of this Schedule TO. Reference is made to the information set forth in the Offer to Purchase under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), which is incorporated herein by reference.
Item 4.
Terms of the Transaction.

(a)   Reference is made to the information set forth in the Offer to Purchase under the following headings, with such information being incorporated herein by reference:
Summary Term Sheet;
Introduction;
Section 1
(“Number of Shares; Proration”);

Section 2
(“Purpose of the Tender Offer; Certain Effects of the Tender Offer”);

Section 3
(“Procedures for Tendering Shares”);

Section 4
(“Withdrawal Rights”);

Section 5
(“Purchase of Shares and Payment of Purchase Price”);

Section 6
(“Conditional Tender of Shares”);

Section 7
(“Conditions of the Tender Offer”);

Section 11
(“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

Section 13
(“Material U.S. Federal Income Tax Consequences”);

Section 14
(“Extension of the Tender Offer; Termination; Amendment”); and

Section 16
(“Miscellaneous”).

(b)   Reference is made to the information set forth under “Introduction” and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 5.
Past Contacts, Transactions, Negotiations and Agreements.

Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 6.
Purposes of the Transaction and Plans or Proposals.

(a), (b) and (c) Reference is made to the information set forth under “Summary Term Sheet,” under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”) and under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 7.
Source and Amount of Funds or Other Consideration.

(a), (b) and (d) Reference is made to the information set forth under Section 9 (“Source and Amount of Funds”) in the Offer to Purchase, which is incorporated herein by reference.
Item 8.
Interest in Securities of the Subject Company.

(a) and (b) Reference is made to the information set forth under Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase, which is incorporated herein by reference.
Item 9.
Persons/Assets, Retained, Employed, Compensated or Used.

Reference is made to the information set forth under “Summary Term Sheet” and under Section 15 (“Fees and Expenses; Information Agent; Dealer Manager; Depositary”) in the Offer to Purchase, which is incorporated herein by reference.
Item 10.
Financial Statements.

Not applicable. Pursuant to Instruction 2 to Item 10 of Schedule TO, the Company’s financial statements are not considered material because (i) the consideration consists solely of cash, (ii) the tender offer is not subject to any financing condition, and (iii) the Company is a public reporting company under Section 13(a) of the Exchange Act that files reports electronically on EDGAR. The Company has voluntarily included the Company’s financial statements by means of the incorporation by reference of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022. See Section 10 (“Certain Information Concerning Us”) of the Offer to Purchase.
Item 11.
Additional Information.

(a)   Reference is made to the information set forth under Section 2 (“Purpose of the Tender Offer; Certain Effects of the Tender Offer”); under Section 10 (“Certain Information Concerning Us”); under

Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”); and under Section 12 (“Legal Matters; Regulatory Approvals”) in the Offer to Purchase, which is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.
(b)   Reference is made to the information set forth in the Offer to Purchase and the accompanying Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, as each may be amended or supplemented from time to time, which is incorporated herein by reference.
The Company will amend this Schedule TO to include documents that the Company may file with the SEC after the date of the Offer to Purchase pursuant to Section 13(a), 13(c), or 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the expiration of the tender offer to the extent required by Rule 13e-4(d)(2) of the Exchange Act.
Item 12.
Exhibits.

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(i)*	Offer to Purchase, dated January 23, 2023.
(a)(1)(ii)*	Form of Letter of Transmittal.
(a)(1)(iii)*	Notice of Guaranteed Delivery.
(a)(1)(iv)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated January 23, 2023.
(a)(1)(v)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated January 23, 2023.
(a)(1)(vi)*	Summary Advertisement, dated January 23, 2023.
(a)(1)(vii)*	Letter to participants in the InterDigital, Inc. Savings and Protection Plan.
(a)(1)(viii)*	Notice to participants in the InterDigital, Inc. Savings and Protection Plan.
(a)(2)	Not applicable.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)(i)	Press release announcing the Tender Offer, dated January 23, 2023 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on January 23, 2023, and incorporated herein by reference).
(a)(5)(ii)	Form 10-K filed with the SEC on February 17, 2022.
(a)(5)(iii)	Form 10-Q filed with the SEC on May 5, 2022.
(a)(5)(iv)	Form 10-Q filed with the SEC on August 4, 2022.
(a)(5)(v)	Form 10-Q filed with the SEC on November 3, 2022.
(b)	Not applicable.
(d)(i)	Indenture, dated June 3, 2019, between InterDigital and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to InterDigital’s Current Report on Form 8-K filed on May 29, 2019, and incorporated herein by reference).
(d)(ii)	Form of 2.00% Senior Convertible Note due 2024 (included in Exhibit 4.1 to InterDigital’s Current Report on Form 8-K filed on May 29, 2019, and incorporated herein by reference).
(d)(iii)	Form of Convertible Note Hedge Transaction Confirmation (filed as Exhibit 10.2 to InterDigital’s Current Report on Form 8-K filed on June 3, 2019, and incorporated herein by reference).
(d)(iv)	Form of Warrant Transaction Confirmation (filed as Exhibit 10.3 to InterDigital’s Current Report on Form 8-K filed on June 3, 2019, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(v)	Indenture, dated May 27, 2022, between InterDigital, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(vi)	Form of 3.50% Senior Convertible Note due 2027 (included in Exhibit 4.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(vii)	Purchase Agreement, dated May 24, 2022, between InterDigital, Inc. and BofA Securities Inc. and Jefferies LLC, as representatives of the several initial purchasers named in Schedule I attached thereto (filed as Exhibit 10.1 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(viii)	Form of Convertible Note Hedge Transaction Confirmation (filed as Exhibit 10.2 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(ix)	Form of Warrant Transaction Confirmation (filed as Exhibit 10.3 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(x)	Form of Unwind Agreement (filed as Exhibit 10.4 to InterDigital’s Form 8-K dated May 24, 2022, and incorporated herein by reference).
(d)(xi)	Non-Qualified Stock Option Plan, as amended (filed as Exhibit 10.4 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference).
(d)(xii)	Amendment to Non-Qualified Stock Option Plan (filed as Exhibit 10.31 to InterDigital’s Quarterly Report on Form 10-Q filed on August 14, 2000, and incorporated herein by reference).
(d)(xiii)	Amendment to Non-Qualified Stock Option Plan, effective October 24, 2001 (filed as Exhibit 10.6 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference).
(d)(xiv)	2009 Stock Incentive Plan (filed as Exhibit 99.1 to InterDigital’s Registration Statement on Form S-8 filed on June 4, 2009 (File No. 333-159743), and incorporated herein by reference).
(d)(xv)	Amendment to 2009 Stock Incentive Plan, effective as of June 12, 2013 (filed as Exhibit 10.1 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).
(d)(xvi)	2015 Amendment to 2009 Stock Incentive Plan, effective as of June 11, 2015 (filed as Exhibit 10.1 to InterDigital’s Quarterly Report on Form 10-Q filed on July 30, 2015, and incorporated herein by reference).
(d)(xvii)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Stock Options (filed as Exhibit 10.5 to InterDigital’s Current Report on Form 8-K filed on January 28, 2013, and incorporated herein by reference).
(d)(xviii)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Time-Based Restricted Stock Units (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xix)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Performance-Based Restricted Stock Units (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xx)	2009 Stock Incentive Plan, Term Sheet and Standard Terms and Conditions for Stock Options (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on April 29, 2015, and incorporated herein by reference).
(d)(xxi)	2009 Stock Incentive Plan, Term Sheet for Restricted Stock Units (Non-Employee Directors) (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxii)	2009 Stock Incentive Plan, Standard Terms and Conditions for Restricted Stock Units (Non-Employee Directors) (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on July 26, 2013, and incorporated herein by reference).
(d)(xxiii)	2017 Equity Incentive Plan (filed as Exhibit 10.1 to InterDigital’s Registration Statement on Form S-8 filed on June 15, 2017 (File No. 333-218755), and incorporated herein by reference).
(d)(xxiv)	2017 Equity Incentive Plan, Form of Agreement for Time-Based Restricted Stock Unit Awards (filed as Exhibit 10.2 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxv)	2017 Equity Incentive Plan, Form of Agreement for Performance-Based Restricted Stock Unit Awards (filed as Exhibit 10.3 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxvi)	2017 Equity Incentive Plan, Form of Agreement for Option Awards (filed as Exhibit 10.4 to InterDigital’s Current Report on Form 8-K filed on June 16, 2017, and incorporated herein by reference).
(d)(xxvii)	2017 Equity Incentive Plan, Form of Agreement for Restricted Stock Unit Awards to Non-Employee Directors (filed as Exhibit 10.18 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2017, and incorporated herein by reference).
(d)(xxviii)	Compensation Program for Non-Management Directors (as amended March 2017) (filed as Exhibit 10.1 to InterDigital’s Current Report on Form 8-K filed on April 3, 2017, and incorporated herein by reference).
(d)(xxix)	Compensation Program for Non-Management Directors (as amended June 2019) (filed as Exhibit 10.20 to InterDigital’s Annual Report on Form 10-K for the year ended December 31, 2019, and incorporated herein by reference).
(d)(xxx)	Deferred Compensation Plan (filed as Exhibit 10.1 to InterDigital’s Current Report on Form 8-K filed on June 18, 2013, and incorporated herein by reference).
(d)(xxxi)	2017 Equity Incentive Plan, Form of Term Sheet for 2018 Performance-Based Restricted Stock Unit Awards (filed as Exhibit 10.1 to InterDigital, Inc.’s Current Report on Form 8-K filed on July 9, 2018, and incorporated herein by reference).
(d)(xxxii)	2017 Equity Incentive Plan, Form of Term Sheet for 2018 Performance-Based Stock Option Awards (filed as Exhibit 10.2 to InterDigital, Inc.’s Current Report on Form 8-K filed on July 9, 2018, and incorporated herein by reference).
(d)(xxxiii)	2017 Equity Incentive Plan, Form of Agreement for Time-Based Restricted Stock Unit Awards (revised October 2018) (filed as Exhibit 10.3 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxiv)	2017 Equity Incentive Plan, Form of Agreement for Performance-Based Restricted Stock Unit Awards (revised October 2018) (filed as Exhibit 10.4 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxv)	2017 Equity Incentive Plan, Form of Agreement for Stock Option Awards (revised October 2018) (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxvi)	InterDigital Inc. Executive Severance and Change in Control Policy (filed as Exhibit 10.6 to InterDigital’s Quarterly Report on Form 10-Q filed on November 1, 2018, and incorporated herein by reference).
(d)(xxxvii)	Executive Agreement between InterDigital International, LLC and Eeva Hakoranta, dated June 2, 2020 (filed as Exhibit 10.28 to InterDigital’s Annual Report on Form 10-K filed on February 17, 2022, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
(d)(xxxviii)	Offer Letter Between InterDigital and Liren Chen dated March 13, 2021 (filed as Exhibit 10.2 to InterDigital’s Quarterly Report on Form 10-Q filed on May 6, 2021, and incorporated herein by reference).
(d)(xli)	Offer Letter between InterDigital, Inc. and Rajesh Pankaj dated June 16, 2022 (filed as Exhibit 10.5 to InterDigital’s Quarterly Report on Form 10-Q filed on August 4, 2022, and incorporated herein by reference).
(g)	Not applicable.
(h)	Not applicable.
107*	Filing Fee Table.

*
Filed herewith

Item 13.
Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: January 23, 2023
INTERDIGITAL, INC.
By:
/s/ Joshua D. Schmidt

Name:
Joshua D. Schmidt

Title:
EVP, Chief Legal Officer and Corporate Secretary